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                                                                  EXHIBIT 10.11

                              SETTLEMENT AGREEMENT


         Agreement, made this 24th day of August, 2000, between SPATIALIGHT, INC., a New York Corporation (the "Company") and MICHAEL H. BURNEY ("Burney")

                                    PREAMBLE

         WHEREAS, Burney's employment as Chief Executive Officer ("CEO"), Secretary and Treasurer (collectively, the "Corporate Offices") of the Company ended in June 2000;

         WHEREAS, Burney desires to continue to serve as a member of the Board of Directors (the "Board") of the Company until the date hereinafter set forth;

         WHEREAS, Burney and the Company desire to reach agreement and effect a complete and binding settlement of all outstanding rights and obligations of the parties with respect to each other;

         NOW, THEREFORE, in consideration of the foregoing, and for all good and valuable considerations hereinafter set forth, the parties hereto agree as follows:

         1. End of Employment Term. Burney and the Company hereby confirm that Burney's employment as CEO, Secretary and Treasurer of the Company ended effective as of June 21, 2000 (the "End of Employment Date"). The end of Burney's employment shall be equally effective and binding with respect to any corporate offices of the Company's subsidiary, SpatiaLight of California, Inc. ("SpatiaLight California") and/or any other subsidiaries of the Company occupied by Burney as of the End of Employment Date.

         2. Resignation from Board. Burney will remain a member of the Board through the close of business on December 31, 2000, it being understood that Burney may tender his resignation as a member of the Board upon any such earlier date as he, in his discretion, deems appropriate. In furtherance of the foregoing, upon the execution of this Agreement, Burney shall deliver to the Board his resignation as a member of the Board, effective December 31, 2000.

         3. Employment Agreement Superseded. In order to effect the full settlement of the mutual obligations and rights of the parties which are the subject of this Agreement, the parties hereby agree that, except with respect to specific provisions of the Employment Agreement between Burney and the Company, dated as of December 31, 1999 (the "Employment Agreement") referred to herein, all of the provisions of the Employment Agreement are hereby canceled in their entirety and superseded by the provisions of this Agreement and shall be of no further force or effect. The compensation, benefits and agreements to or with respect to Burney set forth in the following provisions of this Agreement, shall be in lieu of, and in full substitution for, those provided in the Employment Agreement.

         4. Compensation and Benefits to Burney. Burney shall be entitled to receive the following compensation and benefits from the Company:

         (a) Burney shall receive and shall be paid nine months' salary by the Company, commencing on the End of Employment Date through March 21, 2001 (the "Severance Pay Period") at the current annual rate received by Burney, which shall be paid in such periodic installments as the Company has heretofore paid to Burney. The Company shall deduct from such salary installment payments all required federal, state and local withholding and other charges.

         (b) Burney shall be paid for eighteen (18) days of previously unpaid but accrued vacation pay.

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         (c)   Burney shall be reimbursed for outstanding out-of-pocket
               expenses, if any, incurred by Burney on behalf of the Company, subject to the submission by Burney of reasonably itemized statements therefor.

         (d) Life Insurance. The Company will pay 75% of the first annual premium on an insurance policy on the life of Burney in the amount of $660,000.00 due and payable during the Severance Pay Period, subject to Burney assuming the obligations to continue to pay premiums accruing on such life insurance after the expiration of the Severance Pay Period, and provided that the Company shall be relieved of and released from any further liability or obligations under that policy as of the end of the Severance Pay Period. A check for 75% of the applicable premium will be delivered to Burney with the execution of this Agreement.

         (e) Other Benefits. The Company agrees to continue and provide and pay for applicable premiums for medical, dental and vision insurance for Burney for the Severance Pay Period. Upon the expiration of the Severance Pay Period, Burney may elect to continue to participate in the Company's medical, dental, and vision plan (or any successor plans thereto), at Burney's expense, for the additional period required under Federal law.

         (f) The Company will continue to defend and indemnify Burney in the Romano matter, subject to the condition that Burney continues to cooperate with the Company and its counsel in the defense or other legal actions pertaining to the Romano matter.

         5.    Stock Options.

         (a) Options Granted Under 1993 Stock Option Plan. The Company confirms and agrees that Burney is fully vested in the right to purchase a total of 507,500 shares of the Common Stock of SpatiaLight; 500,000 of which have an exercise price of $0.75 per share, and 7, 500 which have an exercise price of $0.25 per share. Burney shall have the right to a "cashless exercise" (simultaneous exercise and sale of the option and stock) for all of these options through March 21, 2001.

         (b) Options under 1999 Stock Option Plan. In addition, on December 31, 1999, Burney was granted additional options to purchase 500,000 shares of Common Stock of the Company (the "1999 Options"). By executing this Agreement, Burney hereby relinquishes and surrenders to the Company all the 1999 Options and any and all exercise and other rights arising under the 1999 Options in return for the Company's agreement to make a cash payment to Burney in an amount equal to the difference between the 1999 Options' exercise price of $5.75 per share and the price at which an "Ownership Change Event" (as defined in the Employment Agreement) occurs, such cash payment, if required to be made by the Company to Burney simultaneously upon the effective date of the Ownership Change Event as long as the Ownership Change Event is consummated within the nine (9) month period ending March 21, 2001.

         6. Confidential and Proprietary Information. Burney shall continue to comply in all respects with the Company's "Proprietary Information and Assignment of Inventions Agreement" and shall also retain in confidence all proprietary information and data concerning the Company's sources of supply, customers, secret processes and inventions, with respect to which Burney has become apprised in his capacity as an officer and director of the Company throughout the period called for by the Company's Proprietary Information and Assignment Agreement.

         7. Reciprocal General Releases. In consideration of the agreements of the parties herein and of the mutual general releases set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged by each party hereto, the parties covenant, agree and generally release as follows:


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         (a)   Except with respect to the continuing rights or obligations that the Company has to Burney and Burney has to the Company under this Agreement, each party hereto releases and forever discharges each other party hereto from any and all claims, demands or causes of action heretofore or hereafter arising out of, connected with or incidental to the relationships between the parties prior to the date hereof, including, without limitation on the generality of the foregoing, any and all claims, demands and causes of action which either party might otherwise have the right to assert against the other.

         (b) Each party to this Agreement hereby unconditionally, irrevocably and specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

               "A general release does not extend to claims which the creditor does no know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         (c) The general release herein extended by Burney to and in favor of the Company shall include, and be deemed to include the Company, SpatiaLight California, any other subsidiaries and affiliates of the Company, and any an all of the Company's officers, directors, employees, agents and representatives and their respective affiliates.

         8. Representations and Warranties. To induce Burney and the Company, respectively, to execute and deliver this Agreement, Burney and the Company each represents and warrants to and agrees that:

         (a) The Company and Burney have each received independent legal counsel from their respective attorneys with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement, and with respect to the meaning of California Civil Code Section 1542.

         (b) The Company and Burney acknowledge that each is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the other that is not set forth in this Agreement.

         (c) Each party has not heretofore assigned, transferred or granted, or purported to assign, transfer or granted, any of the claims, demands, and causes of action disposed of by this Agreement.

         (d) This Agreement is, and is to be, final and binding between the parties hereto and it is the intention of each of the parties to fully, finally and forever settle and release all such matters, and all claims, relative thereto, which do now exist, may exist, or hereto have existed between them. In furtherance of such intention, and subject to the performance of their respective obligations under this Agreement, the releases given herein shall be and remain in effect as full and complete mutual releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

         (e) The parties shall execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to implement the provisions of this Agreement.

         9. Governing Documents. In the event of any inconsistencies between the provisions of this Settlement Agreement and the provisions of the Employment Agreement or any other prior oral or written agreement or understanding between Burney and the Company and/or any of its subsidiaries or affiliates, the provisions of this Agreement shall govern and be deemed controlling.

         10. Non-Disclosure. The Company and Burney both agree not to directly or indirectly disclose the terms of this agreement to anyone other than immediate family, counsel, employees and anyone else on


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a "need to know basis," except as such disclosure may be required for accounting or tax reporting purposes or otherwise may be required by law, including Federal and state securities laws and regulations.

         11.   Modification.

         (a) This Agreement may only be rescinded, modified or amended by a supplemental written instrument executed by Burney and by the Company.

         (b) This Agreement has been executed and delivered in, shall be construed and interpreted in accordance with, and shall be governed by the laws of the State of California applicable to agreements to be performed within the State of California.

         (c) This Agreement shall be binding upon Burney and his heirs, executors, administrators, personal representatives, successors and assigns and the Company and its successors and assigns.

         (d) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement, provided that neither party hereto shall be bound by this Agreement unless each of the parties hereto has executed and delivered the original or a counterpart thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.


                                               SPATIALIGHT, INC.



         \s\ MICHAEL H. BURNEY                 By: \s\ROBERT A. OLINS
         ----------------------------------        ----------------------------
         Michael H. Burney                         Robert A. Olins



                                               By: \s\ LAWRENCE J. MATTESON
                                                   ----------------------------
                                                      Lawrence J. Matteson



                                               By: \s\ STEVEN F. TRIPP
                                                   ----------------------------
                                                      Steven F. Tripp

                                                    (Members of the Board of
                                                    Directors of SpatiaLight,
                                                    Inc.)

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